Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-172695) of CONSOL Energy Inc. and Subsidiaries and in the Registration Statements on Form S-8 (File No. 333-183039, File No. 333-167892, File No. 333-126057, File No. 333-126056, File No. 333-113973, File No. 333-87545, File No. 333-160273, and File No. 333-177023) of CONSOL Energy Inc. and Subsidiaries of our reports dated February 7, 2013, with respect to the consolidated financial statements and schedule of CONSOL Energy Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of CONSOL Energy Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young, LLP
Pittsburgh, Pennsylvania
February 7, 2013